Exhibit 10.1

CSX Long Term Incentive Plan

2016-2018 Cycle

Purpose and Objective

The CSX Long Term Incentive Plan (“LTIP” or the “Plan”) is the vehicle under which CSX Corporation (“CSX” or “Company”) issues Performance Grants, as described in the CSX Stock and Incentive Award Plan, referred to herein as Performance Units. The Performance Units are issued pursuant to, and are subject to the terms (including defined terms) and conditions of, the CSX Stock and Incentive Award Plan. Under the LTIP, a Performance Unit represents the right to receive a share of CSX common stock. The purpose of the LTIP is to reward eligible employees for their contribution to the attainment of improved operating performance and asset utilization which is intended to result in increased total shareholder return. As described below in the Plan Design section, grants of Performance Units are approved by the Compensation Committee of CSX’s Board of Directors (the “Committee”).

The Company seeks to motivate and reward employees through the issuance of Performance Units. Performance Units are settled upon certification of the Company’s achievement of predetermined levels of: (i) Operating Ratio; and (ii) Return on Assets during the Performance Period (as defined below). The payments are referred to as Performance Awards at the time of payment, and are payable in the form of CSX common stock.

Effective Date and Performance Period

The 2016-2018 LTIP Cycle (the “2016-2018 Cycle” or “Cycle”) commences February 10, 2016 (“the Effective Date”) and ends December 28, 2018. The Performance Period, the time during which Company performance is measured, commences December 26, 2015 and ends December 28, 2018.

Eligibility and Participation

Active employees of CSX or participating subsidiaries (the “Company” or collectively, the “Companies”) in salary Band 06 and above as of the Effective Date (“Participants”) are eligible to participate in the Plan for the 2016-2018 LTIP Cycle and receive a number of Performance Units determined by reference to a dollar denominated long-term incentive compensation value approved by the Committee. The Performance Unit schedule is maintained by the Plan Administrator. Awards will not be prorated for employees hired or promoted into and within Band 06 and above after the Effective Date.

Plan Design

Under CSX’s long-term incentive compensation program design, the Committee approves the annual competitive dollar value of long-term incentive compensation for Participants primarily based upon Band.1 For 2016, the long-term incentive compensation value is allocated as follows: Performance Units (50%), Restricted Stock Units (25%) and Stock Options (25%). Restricted Stock Units and Stock Options are provided in separate grants.

The number of Performance Units an employee receives is calculated by dividing 50% of the dollar value of the long-term incentive compensation mentioned above by the average closing price of CSX common stock during the most recent three full months preceding the Effective Date. For the 2016-2018 Cycle, the average stock price equaled $25.78, representing the months of November 2015, December 2015 and January 2016. This price is used solely to determine the number of Performance Units granted to each Participant at the commencement of the Cycle.

Performance Measures

The Plan uses a combination of (i) Operating Ratio (“OR”) and (ii) Return on Assets (“ROA”) as the performance measures, excluding non-recurring items as disclosed in the Company’s financial statements. OR and ROA have been selected as performance measures because of their high correlation to shareholder returns. Efforts to improve these measures align CSX’s business objectives in a way that allows individuals to translate personal actions to desired performance outcomes. Each Plan Participant should be motivated to grow revenue, reduce expense, improve service, increase productivity, improve safety and increase asset utilization.

The measures are applied independently and weighted equally. Thus, if both target OR and target ROA are achieved, each measure would pay at 50% for a total payout of 100% of the grant value. If the maximum OR and maximum ROA are achieved then each measure would generate a 100% payout for a total payout at 200%.

1.	Operating Ratio: OR is defined as CSX Corporation operating expenses divided by operating revenue. Performance achievement for the Cycle is based on cumulative operating expenses and operating revenue for the Performance Period.

[1]	The Committee, at its sole discretion, may grant to a Participant a different long-term compensation dollar value than to other Participants within the same Band.

As the price of fuel has a significant impact on OR, fuel-adjusted OR targets will apply to the OR performance measure if the average highway diesel fuel (“HDF”) price per gallon for the Performance Period falls outside of a pre-determined range (“fuel collar”). The OR Charts in Exhibit A reflect the OR targets and related payout percentages at various HDF prices.

2.	Return on Assets: ROA is defined as Tax-Adjusted Operating Income divided by Net Properties.

Return on Assets	=	Tax-Adjusted Operating Income
Net Properties

Tax Adjusted Operating Income is determined by applying a 38% tax rate to Operating Income, which is based on the cumulative Operating Income during the Performance Period. Net Properties is equal to gross properties less accumulated depreciation calculated based on the quarterly average during the Performance Period.

The terms Operating Income, properties and accumulated depreciation shall be defined and measured as set forth in the Company’s financial statements at the end of the Cycle. The ROA chart in Exhibit A reflects the ROA targets and related payout percentages.

Performance Awards

As shown in the Performance Measure and Payout Percentage Table in Exhibit B, Performance Awards are paid as a percentage of a Participant’s Performance Units based upon the applicable measures discussed above. All Performance Awards will be paid in CSX common stock.

No Performance Award is earned under the Plan until the Compensation Committee approves the payout percentage based upon the level of achievement of the performance measures for the Cycle.

A Participant who commits an act involving moral turpitude that adversely affects the reputation or business of the Companies shall forfeit any Performance Units. Examples of acts of moral turpitude include, but are not limited to, dishonesty or fraud involving CSX or any affiliated company, their employees, vendors, or customers or a violation of the CSX Code of Ethics.

Participants subject to the Claw Back Provision contained herein, who violate any of the conditions included in paragraphs (i) – (v) of the Claw Back Provision below, shall forfeit all Performance Units.

Impact of Change in Employment Status

Performance Awards generally will be paid only to Participants who are actively employed by the Companies at the end of the applicable three-year performance cycle. Except as provided below, all other Participants whose employment terminates prior to the end of the Cycle shall forfeit any and all Performance Units and thus receive no Performance Award. All earned Performance Awards will be paid no later than March 15 following the end of the Cycle.

A Participant whose employment terminates due to death, disability or retirement shall be eligible to receive a pro-rata Performance Award under the LTIP based on the Performance Award the Participant would have received had there been no death, disability or retirement. The pro-rata Performance Award will be determined based upon the number of months of participation relative to the number of months in the Performance Period. Retirement shall mean: (i) the attainment of age 55 and 10 years of Company service; or (ii) the attainment of age 65. Disability shall mean long-term disability as defined in the long-term disability plan of the Company covering the Participant. In the case of death, such Performance Awards shall be paid to the Participant’s estate, or as otherwise required by law.

Participants who are part-time employees (less than 40 hours per week) during the 2016-2018 LTIP Cycle shall be entitled to a pro-rata Performance Award based on the reduced hours.

Taxation of Performance Awards

Performance Awards will be paid in shares of CSX common stock. The value received by the Participant is taxable income; therefore CSX is required to withhold income taxes at the prescribed rates for both supplemental income and employment taxes in accordance with applicable tax laws. CSX will withhold the minimum number of shares (in whole shares) equal in value to such required amount. No additional voluntary withholding amount is permitted. Participants in the CSX Executive Deferred Compensation Plan may defer receipt of Performance Awards in accordance with the terms of that plan.

Plan Administration

The CSX Executive Vice President and Chief Administrative Officer shall be the Plan Administrator and shall interpret and construe the provisions of the Plan subject to the terms of the CSX Stock and Incentive Award Plan and the Compensation Committee’s authority and responsibility thereunder.

Plan Amendments and Termination

The Compensation Committee reserves the right to terminate, adjust, amend or suspend the Plan at any time at its sole discretion.

Clawback Provision

If a Participant receives a Performance Award, the following terms and conditions shall apply for the subsequent three-year period from the payout of the Performance Award (whether or not such Participant continues to be employed by the Company).

Noncompetition: Such Participant shall not

(i)	without written Company consent, work for a Class I railroad in a capacity similar to the function performed over the 5 years prior to termination; or for a customer or supplier for whom the Participant has had direct work responsibility in the prior 12 months in a capacity similar to the functions performed over the 5 years prior to termination;

(ii)	without written Company consent, solicit employees to work for a competitor in a capacity similar to such solicited employee’s capacity;

(iii)	without written Company consent, solicit the Companies’ customers on behalf of a competitor;

(iv)	without written Company consent, act in a manner adversarial or in any way contrary to the best interests of the Company; (for example, testifying as an expert witness or becoming associated with a union or law firm that takes positions adverse to the Companies); or

(v)	fail to provide the Company with information or documentation showing compliance with conditions (i), (ii), (iii) and (iv) stated above, if requested by the Plan Administrator.

The Clawback provision discussed above applies only to Participants in Band 10 and above. If a Participant breaches any of the conditions set forth above in this Clawback provision, the Participant shall repay to the Company an amount equal to the value of the Performance Award. The value of the Performance Award is measured by the amount reported as income on Form W-2 for tax purposes. Any amount due hereunder shall be paid by the Participant within thirty (30) days of notice by the Company to the Participant that the Participant has breached a condition stated above.

The Clawback provision for noncompetition shall not survive any change in control event as defined in the CSX Stock Incentive Award Plan.

Company Financial Irregularities: In the event of Company accounting irregularities discovered within three years after receipt of payment in connection with a Performance Award, which requires the Company to restate its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, the Participant shall repay all amounts in excess of the Performance Award the Participant should have received as determined under the restated financial statements.

The Clawback provision related to financial restatements applies only to Participants who are Section 16 officers at the time of the restatement.

In cases where all or part of the Performance Award is deferred under the CSX Executive Deferred Compensation Plan, breach of these conditions shall result in an immediate forfeiture of the portion deferred, including any earnings thereon from the date of deferral, in the amount needed to equal the applicable clawback amount.

Consideration for Noncompete Agreement

In consideration for eligibility under this 2016-2018 LTIP Cycle, Employees in Band 10 and above must enter into a noncompete agreement, if not already in effect, as prescribed and agreed to by CSX. Eligibility in the 2016-2018 LTIP Cycle for Employees in Band 10 and above is conditioned upon the existence of such noncompete agreement.

Miscellaneous

By accepting a Performance Award, the Participant authorizes the Company to withhold, to the extent permitted by law, any amount the Participant may otherwise owe to the Company in any other capacity whatsoever.

The adoption of the 2016-2018 Cycle of the LTIP does not imply any commitment to continue the Plan or any other long-term incentive compensation plan or program for any succeeding year or period. Neither the Plan, nor any Performance Unit, or Performance Award made under the Plan shall create any employment contract or relationship between the Companies and any Participant.

Notwithstanding anything herein to the contrary, Performance Units issued to “covered employees” under Section 162(m) of the Internal Revenue Code shall be treated in a manner intended to comply with Section 162(m) of the Internal Revenue Code.

Committee Discretion

The Compensation Committee may apply its discretion in order to reduce payouts to Executive Team members based on the Company’s relative Total Shareholder Return in accordance with Exhibit C. No upward discretion may be applied to LTIP payouts.